Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S  R E L E A S E
Denbury Resources Announces First Quarter Results
News Release
Released at 7:30 AM CDT
     DALLAS, May 1, 2008 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced its first quarter 2008 financial and operating results. The Company posted quarterly earnings for the first quarter of 2008 of $73.0 million, or $0.30 per basic common share, 339% higher than first quarter 2007 net income of $16.6 million, or $0.07 per basic common share. The higher net income in the 2008 period was attributable to higher oil prices and higher production levels, partially offset by a $38.7 million ($24.4 million after tax) non-cash fair value charge on the Company’s derivative contracts, incremental net cash payments on the same and higher overall expenses. Included in the first quarter of 2007 was a non-cash fair value charge of approximately $35.2 million ($21.4 million after tax).
     Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the first quarter of 2008 of $186.7 million increased 79% over first quarter 2007 adjusted cash flow from operations of $104.2 million. Net cash flow provided by operations, the GAAP measure, totaled $206.3 million during the first quarter of 2008, as compared to $93.3 million for the same measure during the first quarter of 2007. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow from operations, which is the non-GAAP measure).
Production
     Production for the quarter was 44,900 BOE/d, approximately the same as fourth quarter of 2007 production after adjusting for production from our Louisiana natural gas properties, 70% of which were sold in December 2007 and 30% in February 2008, and a 17% increase over the first quarter of 2007 average of 38,305 BOE/d (a 33% increase after adjusting for the Louisiana sale). The sold Louisiana properties produced 5,097 BOE/d in the fourth quarter of 2007 and only 302 BOE/d was recorded in the first quarter of 2008 representing the production prior to closing for the remaining portion of that sale in February. Oil production from the Company’s tertiary operations averaged 17,156 BOE/d, an increase of 46% over 2007’s first quarter tertiary production level, and about the same as fourth quarter 2007 tertiary production levels of 17,428 BOE/d. The Company’s tertiary production was about the same as the fourth quarter levels as a result of various operational issues and delays, coupled with normal and expected fluctuations in the forecasted production growth curve.

     Average production from the Barnett Shale increased 84% to 12,801 BOE/d in the first quarter of 2008 as compared to average production of 6,971 BOE/d for the first quarter of 2007. The Barnett production was about the same as fourth quarter 2007 production of 12,729 BOE/d, as expected, as the Barnett production is not expected to fluctuate significantly during 2008 based on the Company’s plans to drill between 45 and 50 wells this year. The balance of the Company’s other production declined slightly from fourth quarter 2007 levels, as expected.
First Quarter 2008 Financial Results
     Oil and natural gas revenues, excluding any derivative contracts, increased 85% between the respective first quarters as higher commodity prices increased revenue by 67% and the higher production increased revenue by 18%. The Company paid $8.0 million on its derivative contract settlements in the first quarter of 2008 as compared to cash receipts of $8.3 million on derivative contracts during the first quarter of 2007. The $38.7 million non-cash fair value charge to earnings in the first quarter of 2008 and the $35.2 million non-cash fair value charge in the first quarter of 2007 were both primarily attributable to the Company’s natural gas swaps for each calendar year entered into the year before and the resultant decline in value as a result of the increase in natural gas prices during the period.
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) improved slightly during the first quarter of 2008 over the fourth quarter of 2007 levels, averaging $6.50 per Bbl below NYMEX as compared to $7.27 per Bbl below NYMEX during the fourth quarter of 2007. However, the differentials were both significantly worse than the $3.73 per Bbl differential in the first quarter of 2007, as oil differentials were unusually low during the first three quarters of 2007 due to anomalies in the crude oil market during that time.
     The Company’s average NYMEX natural gas differential was a negative variance of $0.90 per Mcf in the first quarter of 2008 as compared to a negative variance of $0.51 per Mcf during the first quarter of 2007 and a negative variance of $0.55 per Mcf during the fourth quarter of 2007. This negative variance is partially due to natural gas prices which increased during the first quarter of 2008. Since most of the Company’s natural gas is sold on an index price that is set near the first of each month and fixed for the entire month, variances become more favorable if NYMEX natural gas prices decline throughout the quarter. Further, the sale of the Company’s Louisiana natural gas properties also contributed to a higher negative variance as the sold properties typically received above NYMEX pricing.
     Lease operating expenses increased between the comparable first quarters on both a per BOE basis and on an absolute dollar basis. Lease operating expenses averaged $16.15 per BOE in the first quarter of 2008, up from $14.66 per BOE in the first quarter of 2007, and an average of $13.78 per BOE during the fourth quarter of 2007. The increase over prior year’s first quarter level was primarily a result of (i) the Company’s increasing emphasis on tertiary operations with their inherently higher operating costs, (ii) higher overall industry and personnel costs, and (iii) additional lease payments for certain of our new tertiary production facilities. A significant portion of the increased cost on a per BOE basis also resulted from the sale of the Louisiana natural gas properties. If the sold properties were excluded from the first quarter of 2007 results, the Company’s operating costs during that period would have been approximately $1.41 per BOE higher than as reported, or $16.07 per BOE, more in line with the current quarter results.

     Historically, the Company expensed all costs associated with injecting CO2 used in its tertiary operations. Beginning January 1, 2008, the Company began capitalizing injection costs in fields that had not yet seen an oil production response to the CO2 injections. After a production response occurs, all subsequent injection costs will be expensed. Had we continued with the prior accounting methodology of expensing all tertiary injectant costs, we would have expensed an additional $2.9 million in the first quarter of 2008, or approximately $0.70 per BOE, as there were significant injectant costs during the period in fields without production, primarily the two new tertiary floods at Tinsley and Lockhart Crossing Fields. During the first quarter of 2007, the accounting methodology was not material as only $116,000 would have been capitalized under the new procedure.
     Production taxes and marketing expenses generally change in proportion to production volumes and commodity prices, the primary reason for the increase in the first quarter of 2008.
     General and administrative expenses increased 18% on a BOE basis between the two first quarter periods, averaging $3.92 per BOE in the first quarter of 2008, up from $3.32 per BOE in the prior year’s first quarter. The majority of the increase relates to higher personnel related costs as a result of salary increases and continued growth in the Company’s total number of employees.
     The Company’s average debt level was 25% higher in the first quarter of 2008 as compared to debt levels in the first quarter of 2007. Because of the significant expenditures made during 2006 and 2007 on unevaluated properties, the Company capitalized $7.3 million of interest expense in the first quarter of 2008 related to these unevaluated properties (including CO2 pipelines under construction), as compared to $4.0 million during the first quarter of 2007, more than offsetting the higher debt levels and reducing the Company’s overall interest expense between the two periods by 19%.
     Depletion, depreciation and amortization (“DD&A”) expenses increased $8.8 million (21%) in the first quarter of 2008 as compared to DD&A in the prior year first quarter. The DD&A rate on oil and natural gas properties in the first quarter of 2008 was $11.00 per BOE, up from $10.64 per BOE in the prior year first quarter, and up slightly from the $10.96 per BOE rate during the fourth quarter of 2007. No incremental tertiary proved reserves were booked during the first quarter of 2008.
2008 Outlook
     The Company reaffirms its production guidance for 2008 of 49,000 BOE/d. This production target represents a 25% increase in production over the Company’s 2007 production levels after adjusting for the Louisiana property sale. Production from the Company’s tertiary operations is expected to increase from a 2007 average of 14,767 BOE/d to a projected 2008 range between 22,000 BOE/d and 25,000 BOE/d, a 49% to 69% increase, although based on production rates to date during 2008, the Company currently expects the annual tertiary production to be at the lower end of this range.

     Denbury’s 2008 development and exploration budget remains at approximately $900 million, of which approximately 72% is related to tertiary operations. Any acquisitions made by the Company would be in addition to these current capital budget amounts.
     Denbury’s total debt (principal amount excluding capital leases) as of April 30, 2008 was approximately $656 million, consisting of $525 million of subordinated debt and $131 million of bank debt.
     Gareth Roberts, Chief Executive Officer, said: “We are pleased that our first quarter results were on target with our expectations. We continue to expand at a rapid pace and we were pleased to see our first production response in April at Tinsley Field, our biggest potential tertiary flood to date, and we expect a production response at Lockhart Crossing Field, another new but smaller flood during the third quarter. The flooding at Cranfield should begin during the second quarter and we are preparing pipelines, facilities and other infrastructure for the floods we expect to start in early 2009 at Delhi and Heidelberg Fields. We have had some delays and slower than expected production growth at some of our existing floods, primarily at McComb and Brookhaven Fields, and therefore we currently expect our annual production to be at the lower end of our previously forecasted range. However, that does not dampen our enthusiasm as we recognize that it is not easy to have everything work exactly as planned or scheduled, and we realize that the production rate forecast is much more difficult to predict than the ultimate reserves we expect to recover. With the completion of our Louisiana property sale, we have become even more focused on our tertiary operations, the highest rate of return and lowest risk projects in our Company. Our program is working, our plans and strategy have not changed, we continue to be enthusiastic about the future and we continue to pursue potential expansion opportunities.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, May 1, 2008 at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820, passcode 5722149.
Financial and Statistical Data Tables
     Following are financial highlights for the comparative first quarters ended March 31, 2008 and 2007. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

FIRST QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended
	March 31,			Percentage
	2008	2007		Change
Revenues:
Oil sales	250,441	118,132	+	>100%
Gas sales	62,756	51,002	+	23%
CO2 sales and transportation fees	2,851	3,091	-	8%
Interest and other income	1,287	1,930	-	33%

Total revenues	317,335	174,155	+	82%

Expenses:
Lease operating expenses	66,001	50,557	+	31%
Production taxes and marketing expense	16,736	10,204	+	64%
CO2 operating expenses	1,143	703	+	63%
General and administrative	16,005	11,434	+	40%
Interest, net	4,941	6,075	-	19%
Depletion and depreciation	49,839	41,027	+	21%
Commodity derivative expense	46,781	26,907	+	74%

Total expenses	201,446	146,907	+	37%

Income before income taxes	115,889	27,248	+	>100%

Income tax provision
Current income taxes	21,236	1,618	+	>100%
Deferred income taxes	21,651	9,014	+	>100%

NET INCOME	73,002	16,616	+	>100%

Net income per common share (1):
Basic	0.30	0.07	+	>100%
Diluted	0.29	0.07	+	>100%

Weighted average common shares (1):
Basic	242,757	237,984	+	2%
Diluted	252,109	247,907	+	2%

Production (daily — net of royalties):
Oil (barrels)	30,164	24,054	+	25%
Gas (mcf)	88,419	85,506	+	3%
BOE (6:1)	44,900	38,305	+	17%

Unit sales price (including derivative settlements):
Oil (per barrel)	88.55	54.63	+	62%
Gas (per mcf)	7.72	7.68	+	1%
BOE (6:1)	74.68	51.45	+	45%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	91.24	54.57	+	67%
Gas (per mcf)	7.80	6.63	+	18%
BOE (6:1)	76.65	49.06	+	56%

	Three Months Ended
	March 31,			Percentage
	2008	2007		Change
Oil and gas derivative contracts
Cash receipt (payment) on settlements	(8,048)	8,251	-	>100%
Non-cash fair value adjustment expense	(38,733)	(35,158)	+	10%

Total expense from contracts	(46,781)	(26,907)	+	74%

Non-GAAP Financial Measure (2)
Adjusted cash flow from operations (non-GAAP measure)	186,743	104,227	+	79%
Net change in assets and liabilities relating to operations	19,514	(10,882)	+	>100%

Cash flow from operations (GAAP measure)	206,257	93,345	+	>100%

Oil & gas capital investments	156,704	178,156	-	12%
CO2 capital investments	42,526	31,416	+	35%
Proceeds from sales of properties	54,225	5	+	>100%

Cash and cash equivalents	74,039	35,007	+	>100%
Total assets	2,924,278	2,275,200	+	29%
Total debt (principal amount excluding capital leases)	636,000	605,000	+	5%
Total stockholders’ equity	1,492,008	1,133,091	+	32%

BOE data (6:1)
Oil and natural gas revenues	76.65	49.06	+	56%
Gain (loss) on settlements of derivative contracts	(1.97)	2.39	-	>100%
Lease operating expenses	(16.15)	(14.66)	+	10%
Production taxes and marketing expense	(4.10)	(2.96)	+	39%

Production netback	54.43	33.83	+	61%
Non-tertiary CO2 operating margin	0.42	0.69	-	39%
General and administrative	(3.92)	(3.32)	+	18%
Net cash interest expense	(0.84)	(1.18)	-	29%
Current income taxes and other	(4.39)	0.22	+	>100%
Changes in assets and liabilities relating to operations	4.78	(3.16)	+	>100%

Cash flow from operations	50.48	27.08	+	86%

(1)	Adjusted for 2-for-1 stock split effective December 5, 2007.

(2)	See “Non-GAAP Measures” at the end of this report.
Non-GAAP Measures
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Barnett Shale play near Fort Worth, Texas, onshore Louisiana and Alabama, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted 2008 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2008 or future years, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com